                                                               Exhibit (q)(xiii)

                                                   Wentworth, Hauser and Violich
                                                         POLICIES AND PROCEDURES
                                                                  CODE OF ETHICS

                         WENTWORTH, HAUSER AND VIOLICH
                               INVESTMENT COUNSEL

                      CODE OF ETHICS AND BUSINESS CONDUCT


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                                                   Wentworth, Hauser and Violich
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                                                                  CODE OF ETHICS

                                TABLE OF CONTENTS

STATEMENT OF ETHICS AND FIDUCIARY OBLIGATION

  I.  INTRODUCTION
 II.  GENERAL POLICIES
III.  CONFLICTS OF INTEREST
        General Statement
        Gifts, Gratuities, Favors:  General Rule
            Gifts Given in Exchange for Services
            Gifts by Wills or Trust
            Purchasing Activities and Offers of Gifts
            Limited Exceptions to Prohibition Against Gifts Gifts and Entertainment Provided by Employees
        Outside Employment
        Outside Directorships
        Fiduciary Appointments
        Insider Trading
        Personal Investments and Security Trading Activities Violation of Personal Investment and Trading Policies Signing on Client Accounts

 IV.  CONFIDENTIAL INFORMATION
        General Statement
        Corporate Information
        Client Information
        Examination by Regulatory Agencies

  V.  DISHONEST AND FRAUDULENT ACTS and CRIMINAL OFFENSES

 VI.  PERSONAL ACTIVITIES
        Use of Firm Reputation
        Use of Firm Supplies, Telephone Service and Time Personal Finances Loans to Co-Workers Borrowing from Clients or Suppliers Legal and Tax Advice Referral of Client to Professional Services Speeches and Publications Relationships with Competitors Illegal Drugs and Alcoholic beverages

VII.  POLITICAL ACTIVITIES
VIII  VIOLATIONS OF THIS CODE

APPENDIX: GUIDING PRINCIPLES

ACKNOWLEDGEMENT OF UNDERSTANDING


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                                                   Wentworth, Hauser and Violich
                                                         POLICIES AND PROCEDURES
                                                                  CODE OF ETHICS

                          WENTWORTH, HAUSER AND VIOLICH

                                 CODE OF ETHICS

                                       AND

                                BUSINESS CONDUCT


STATEMENT OF ETHICS AND FIDUCIARY OBLIGATION

WENTWORTH, HAUSER AND VIOLICH IS COMMITTED TO INTEGRITY AND THE ACHIEVEMENT OF EXCELLENCE IN THE CONDUCT OF ITS BUSINESS. THIS EXTENDS TO ALL DEALINGS WITH THE PUBLIC, CLIENTS, PROSPECTS, AND EMPLOYEES.

WENTWORTH, HAUSER AND VIOLICH IS A FIDUCIARY TO ITS CLIENTS. FIRM EMPLOYEES THEREFORE HAVE AN AFFIRMATIVE DUTY TO ACT WITH INTEGRITY, COMPETENCE, AND CARE IN THE BEST INTERESTS OF FIRM CLIENTS. ANY CONFLICT OF INTERESTS BETWEEN THE FIRM OR ITS EMPLOYEES AND ITS CLIENTS WILL BE RESOLVED IN THE BEST INTERESTS OF ITS CLIENTS.

I.    INTRODUCTION

      WENTWORTH, HAUSER AND VIOLICH through teamwork and a commitment to quality by its Directors, officers and employees, has earned a reputation for integrity and excellence in providing investment management services to its clients that is second to none. We value that reputation and are proud that the firm is known for the high standards of conduct we have established.

      Maintaining a reputation for integrity in the conduct of business can be a special challenge. We serve the interests of our shareholders, clients, employees and the communities in which we serve. This requires that we at all times attempt to avoid potential conflicts of interest and that we conduct our business and personal affairs by the highest ethical standards in order to merit the continued trust and confidence of clients and the public.

      The Wentworth, Hauser and Violich Code of Ethics and Business Conduct (the "code") reflects the firm's expectations of appropriate ethical conduct by employees of the firm and is in accordance with the commitments expressed in the GUIDING PRINCIPLES of Wentworth, Hauser and Violich (see Appendix following).

      This code has been established to provide all employees of Wentworth, Hauser and Violich and its subsidiaries with guidance and specific standards of conduct for situations where violations, inadvertent or otherwise, are most likely to occur in the day-to-day conduct of business. The code applies to all employees of Wentworth, Hauser and Violich.


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                                                   Wentworth, Hauser and Violich
                                                         POLICIES AND PROCEDURES
                                                                  CODE OF ETHICS

II.   GENERAL POLICIES

            - The business affairs of the firm shall be conducted in compliance with all statutes, rules and regulations of such governmental authorities as may have jurisdiction over the firm's operations.

            - The use of the firm's assets for any unlawful or improper purpose is prohibited.

            - No undisclosed or unrecorded fund or asset of the firm shall be established for any purpose.

            - No false or artificial entries shall be made in the books and records of the firm for any reason.

            - No payment on behalf of the firm shall be approved or made with the intention or understanding that any part of such payment is to be used for any purpose other than that described by the documents supporting the payment.

            - All employees of the firm shall be responsible for the enforcement of and compliance with these policies including necessary distribution by supervisors to their staff to ensure employee knowledge and compliance.

            The code cannot cover every possible situation or area of employee conduct. Any employee who is unsure about the propriety of a course of conduct, not clearly covered in the code, should discuss the matter with his or her immediate supervisor. If any questions remain, then he or she should discuss the matter with a managing director, the President, or the CEO of the firm.

            Employees are responsible for adherence to these standards. Supervisors must ensure that employees subject to their supervision are familiar with these policies.

            The firm is dependent on client and investor confidence. Its reputation has been earned over a long period of time by many individuals; it can be tarnished by one unfortunate act. We must therefore conduct our business according to the highest ethical standards, always striving to avoid even the appearance of an impropriety.


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                                                                  CODE OF ETHICS

III.  CONFLICTS OF INTEREST

      GENERAL STATEMENT

            A conflict of interest occurs when a situation benefits the employee's own personal interests at the expense of the firm or its clients. Employees must avoid situations whereby their personal interests conflict with, or appear to conflict with, the interests of the firm or its clients.

            Employees should know that under no circumstances is it proper to use one's position with the firm, directly or indirectly, for private gain, to advance personal interest, or to obtain favors or benefits for oneself, a family member, or any other person.

            All employees should be alert to potential conflicts of interest that can arise in various ways. An employee's conduct in such situations may be governed by law, firm policy, or general ethical considerations.

      GIFTS, GRATUITIES, FAVORS: GENERAL RULE

            Bribes and kickbacks of any kind are prohibited. Employees should never solicit gifts and, subject to the limited exceptions set forth below, unsolicited gifts, gratuities, or favors from clients or suppliers for personal or family use, or for the use of friends are also prohibited.

      The following incomplete list is illustrative:

            -     Gifts or use of equipment or gift certificates.

            - Free transportation, meals or lodging at resort locations or elsewhere.

            -     Free service.

            -     Lavish or repetitive entertainment.

            -     Discounts or advantageous prices on personal purchases.

      GIFTS GIVEN IN EXCHANGE FOR SERVICES

            Gifts, gratuities or favors of any kind offered in exchange for the performance of business activities of the firm are prohibited.

      GIFTS BY WILLS OR TRUSTS

            Any gifts to employees made in wills or trusts by clients or suppliers who are not related to the employee must be reported to the President or CEO of the firm as soon as


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                                                                  CODE OF ETHICS

      the employee is informed. The President or CEO will then review the reasons behind the gift for any possible impropriety on the part of the employee. Whether or not an employee can accept the gift will depend on individual circumstances.

      PURCHASING ACTIVITIES AND OFFERS OF GIFTS

            Those employees involved in purchasing services or materials for the firm should take special precautions to avoid conflict of interest situations. In all cases, any gift or offer of a gift that has any connection, however remote, with the employee's purchasing activities with the firm shall immediately be reported to his or her immediate supervisor.

      LIMITED EXCEPTIONS TO PROHIBITION AGAINST GIFTS

            Gifts should never be solicited by an employee and unsolicited gifts, even of nominal value, generally should not be accepted from clients or suppliers. However, there is a need for flexibility in this area to accommodate business customs. There must never be a question of an employee's objectivity in the minds of others. Any gift should be declined which, if accepted, would raise even the slightest question of improper influence.

            ACCEPTANCE OF GIFTS MAY BE APPROPRIATE IN THE FOLLOWING SITUATIONS:

            - Gifts of nominal value (not to exceed U.S. $100) given at Christmas, other holidays, or special occasions which represent expressions of friendship or goodwill;

            - Reasonable entertainment and meals, with present or prospective clients and suppliers when the return of the expenditure on a comparable basis is likely to occur and would be properly chargeable as a business expense;

            - Unsolicited advertising or promotional material, such as, pens, calendars, etc. of a value not exceeding U.S. $50;

            - Awards given by charitable, educational, civic, or religious organizations for meritorious contributions or service;

            - Honorariums received by an employee for publications, public speaking appearances, instructing courses, etc.; and

            - Gifts or bequests based upon relationships involving the employee's family when the circumstances make it clear


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                  that it is those relationships rather than the business of the firm that are the motivating factors.

            If the circumstances surrounding a prohibited gift are such that rejection or return of a gift would cause embarrassment or potentially damage friendly relations between a client and the firm, the gift and its estimated value should be reported in writing to the President or CEO of the firm who may require that the gift be donated to charity.

            All cash gifts are prohibited and must be politely, yet firmly, returned to the donor.

            Any employee with questions concerning the propriety of accepting a particular gift should direct them to his or her immediate supervisor, the President, or the CEO of the firm.

      GIFTS AND ENTERTAINMENT PROVIDED BY EMPLOYEES

            Gifts or favors by employees of nominal value (not to exceed U.S. $100) are acceptable to the extent that they are appropriate and suitable under the circumstances, meet the standards of ethical business conduct, involve no element of concealment and do not violate applicable laws and regulations. Gifts given to clients, suppliers, or potential clients or suppliers must be approved by an officer authorized to approve business expense claims.

            Entertainment which is reasonable and appropriate for the circumstances is an accepted practice to the extent that it is necessary to achieve the business purpose of the firm. Lavish entertainment is neither deductible for tax purposes nor in good taste.

      OUTSIDE EMPLOYMENT

            Employees are discouraged from accepting outside employment, including consulting, which might subject the firm and the employee to criticism or adverse publicity, affect the employee's ability to perform in a competent manner, or create the appearance of an impropriety.

            Before accepting outside employment, employees should be certain that the employment will not:

            -     Interfere or conflict with the interests of the firm.

            -     Be in competition with the firm.

            - Encroach upon regular work hours and duties, or affect the employee's physical or mental abilities to carry out regular work.

            -     Involve the use of firm equipment, supplies or facilities.


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            As a general rule, employees are prohibited from accepting outside employment in a professional capacity (e.g., as a lawyer, accountant, appraiser, etc.). Exceptions must be approved by the President or CEO of the firm.

      OUTSIDE DIRECTORSHIPS

      GENERAL STATEMENT

            When an employee of the firm is appointed to the Board of Directors of a corporation not affiliated with the firm, the relationship typically involves the use of the firm's name, or the employee's corporate title with the firm. This can create the appearance of an endorsement by the firm of the financial responsibility, integrity and/or business practices of the other corporation. Serving as a director of such outside non-affiliated corporations also often involves a considerable expenditure of time by the employee. The employee serving as a director must accept a potential personal liability for his or her actions with the outside corporation.

            Subject to the exceptions set forth below, an employee must have the approval of his or her immediate supervisor and the President or CEO of the firm before agreeing to serve as a director of an outside non-affiliated corporation.

            EXCEPTIONS

            -     Local Nonprofit Organizations

            Where service on the board of a school, charity, church, trade organization, club, professional organization or similar association is involved, and is on the employee's own time, the employee generally need not obtain approval. However, if an appreciable amount of firm time is involved, the employee should obtain the approval of his or her immediate supervisor.

            -     Closely Held Family Corporations, Co-Operatives and
                  Condominiums

            When the employee is an owner of a closely held family corporation, cooperative or condominium unit, or the like, the employee should consult with his or her immediate supervisor. In instances where no public aspect is normally involved, every effort will be made to accommodate the employee's request.

            -     Interests in Closely Held Corporations Held in Estates and
                  Trusts

            In all cases, when an employee is a director or is serving in a similar capacity for an outside corporation, special precautions should be taken to avoid potential conflict of interest situations between the outside corporation and the firm.


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                                                                  CODE OF ETHICS

      FIDUCIARY APPOINTMENTS

            Employees preferably should not accept fiduciary (including co-fiduciary) appointments, such as executor, administrator, guardian, trustee, custodian under gifts to minors act, attorney in fact, or agent, except when there is a strong personal or family reason for doing so.

            Except where relatives are involved, if an employee wishes to accept a fiduciary appointment, the prior approval of the President or CEO of the firm must be obtained.

            Employees of WHV may be prohibited by law from accepting fees when serving as co-fiduciary with WHV.


      INSIDER TRADING

            WHV prohibits any officer or employee from trading, either personally or on behalf of others, including pooled funds and private accounts managed by WHV, on material nonpublic information or communicating material nonpublic information to others in violation of the law. This conduct is frequently called "insider trading".

           The term "insider trading" is not defined in the federal securities laws, but generally means using material nonpublic information to trade in securities (whether or not one is an "insider") or communicating material nonpublic information to others.

            While the law concerning insider trading is not static, it is generally understood the law prohibits:

            1. Trading by an insider, while in the possession of material nonpublic information, or,

            2. Trading by non-insider, while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated, or

            3.  Communicating material nonpublic information to others.

            NONPUBLIC INFORMATION

            Information is nonpublic until it has been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public.


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            MATERIAL INFORMATION

            Material information is generally understood to be information that would move the price of the investment if it were known to the investing public.

            RESOLVING ISSUES CONCERNING INSIDER TRADING

            Any employee who believes he or she has nonpublic or insider information, should take the following steps:

                  1. Report the matter immediately to the firm's Chief
                     Compliance Officer.

                  2. Refrain from purchasing or selling the securities on behalf of him- or herself or others, including pooled funds or private accounts managed by WH&V.

                  3. Refrain from communicating the information inside or
                     outside WHV, other than to the firm's Chief Compliance Officer and to the issuer.

      PERSONAL INVESTMENTS AND SECURITY TRADING ACTIVITIES

            Employees should not engage in investment transactions for any account in which they have a beneficial interest (an "employee account") that would create, or give the appearance of creating, a conflict of interest between the employee and the firm or between the employee and any client. Employee trading is governed by restrictions and reporting requirements pursuant to the applicable regulations imposed by the Securities and Exchange Commission (SEC), including rules on front running and insider trading.

            ACCESS PERSONS

                  "Access persons" are those who have access to nonpublic
            information regarding clients' purchase or sale of securities, are involved in making securities recommendations to clients, or have access to such recommendations that are nonpublic.

            PRE-CLEARANCE PROCEDURES FOR WHV EMPLOYEE PERSONAL TRADING.

            All trading in WHV employee accounts must be pre-approved by the Compliance Officer or in his absence by the Director of Research or other delegated pre-approver.

            Before requesting approval to trade in a personal account or an account in which the employee has a beneficial interest, the employee should first check the firm's restricted list to determine that the trade is not restricted. The request must be filed by e-mail and contain the following information: buy or sell, name of the security, security trading symbol or CUSIP number, and number of shares or par value. The employee will be notified of the approval by e-mail, and the clearance will be good for the current business day.


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            Securities and transactions that do not need pre-approval are:

                  -     Automatic investment plans;

                  - Purchases effected upon the exercise of rights issued by an issuer pro rata to holders of a class of its securities, to the extent such rights were acquired from such issues, and sales of such rights so acquired;

                  - Acquisition of securities through stock dividends, dividend investments, stock splits, mergers, consolidations, spin-offs, and other similar corporate reorganizations;

                  - Open-end investment company shares (mutual funds) other than shares of investment companies advised by the firm;

                  - Futures and options on currencies or a broad based securities index;

                  - Municipal bonds, US Treasury obligations, and US government agency obligations.

            When planning a purchase or sale of a stock for any employee account, the employee should consider if the transaction would be suitable for any client account. Client accounts must be given priority.

            FRONT RUNNING

            A portfolio manager planning a client transaction in any security or any analyst preparing a recommendation on any security is prohibited from trading for employee accounts in such security.

            IPOS

      It is firm policy that employees may not participate in an initial public offering (IPO) for their accounts.

            SAME DAY TRADING

      Portfolio managers are not allowed to execute trades in a security in employee accounts on the same day that they trade the stock in client accounts.

            LIMITED OFFERINGS

All WHV employees and other access persons must obtain approval of the firm's Chief Compliance Officer before purchasing securities through limited offerings.


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            REQUIREMENT FOR SUBMISSION OF EMPLOYEE TRADE CONFIRMATIONS

      All WHV employees must direct the brokerage firm or firms where they have personal accounts or accounts in which they have a beneficial interest to send trade confirmations of every trade in their accounts to:

                  Chief Compliance Officer
                  Wentworth Hauser & Violich
                  353 Sacramento St., Suite 600
                  San Francisco, CA 94111

            REPORTING TRANSACTIONS QUARTERLY

            All employees and other "access persons" shall submit to the firm's Chief Compliance Officer a report of every "reportable security" transaction in which they, their families (including spouse, minor children and adults living in the same household as the officer or employee), and trusts of which they are trustees or in which they have a beneficial interest have participated within thirty days after the close of each calendar quarter. The report shall include the name and ticker or CUSIP number of the security, date and nature of the transaction, quantity, price, principal amount, and the broker/dealer through which the transaction was effected.

            REPORTING HOLDINGS ANNUALLY

            All WHV employees and other "access persons" shall submit to the firm's Chief Compliance Officer a report of every "reportable security" in which they, their families (including spouse, minor children and adults living in the same household as the officer or employee), and trusts of which they are trustees or in which they have a beneficial interest have an interest within thirty days after the close of each calendar year. The report shall include the name, ticker or CUSIP number, quantity, and market value of each security as of the end of the calendar year and the name of any broker, dealer, or bank in which such securities are held. Copies of bank and/or brokerage statements may satisfy the requirement.

            EXCLUSIONS FROM "REPORTABLE SECURITIES"

            Reportable securities do not include:

            -     Direct obligations of the government of the United States;

            - Money market instruments -- bankers' acceptances, bank certificates of deposit, commercial paper, repurchase agreements, and other high quality short-term debt instruments;

            -     Money market funds;

            - Other mutual funds unless Wentworth, Hauser and Violich or a control affiliate acts as the investment adviser or principal underwriter for the fund; and

            -     Unit investment trusts.


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            EMPLOYEES REQUIRED TO COMPLY

            All WHV employees are required to comply with investment restrictions and reporting requirements. Each employee is instructed that front running and insider trading are unethical and illegal. Each year every employee receives copies of the firm's policy and procedures statements on front running, insider trading and trading in employee accounts and provides the firm with a written acknowledgement of having read, understood, and agreed to comply with the policies and procedures. Each employee also completes for the firm its SEC Section 203(e) Questionnaire and receives a copy of this Code of Ethics and Business Conduct, acknowledging the receipt in writing.

                  COMPLIANCE REVIEW. The firm's Chief Compliance Officer will review all required reports of holdings and transactions and deal appropriately with any violations.

                  Investments in suppliers, clients, or competitors must not interfere with the objective performance of the employee's duties or create a potential conflict of interest for the employee.

                  Use of information unavailable to the general public
            concerning clients, suppliers, the firm itself or probable changes in the firm's investments or trust portfolios is never permissible.

                  Employees in positions to influence the selection of brokers for firm or client business may not accept favors from a broker that might place either an obligation or the appearance of an obligation on the employee.


            VIOLATIONS OF POLICY

      The first time an employee violates firm policy on front running, IPOs, and insider trading, the employee will be required to confer with the Chief Compliance Officer. The policy will be reviewed to assure employee understanding, the employee will be advised of the seriousness of the violation, and the compliance officer will provide a report to senior management and the firm's Audit Committee.

      Upon a second violation, in addition to the above, the employee security purchases for employee accounts will be restricted to mutual funds. The penalty will be in place for one year from employee notification of the penalty.

      Penalty for a third violation will be determined by the CEO and the President.

      Disciplinary action for violation may include dismissal.


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      SIGNING ON CLIENT ACCOUNTS

            An employee should not sign on clients' accounts, have access to clients' safe deposit boxes, nor otherwise represent clients in their affairs. This does not include situations in which an employee acts in an ownership capacity or signs on the accounts of members of his or her own family.

IV.   CONFIDENTIAL INFORMATION

      GENERAL STATEMENT

            The operations of the firm and activities of clients are highly confidential. These matters are not to be discussed with anyone outside the firm, including family, friends and associates. Such confidential information will be disclosed only by properly authorized representatives of the firm in keeping with our policy to fully comply with the disclosure requirements imposed by law and the agencies that supervise and regulate the firm and our industry.

      CORPORATE INFORMATION

            Disclosure of lists of employee names or the firm's subcontractors, consultants, and vendors or any other sensitive non-public corporate information to unauthorized persons is prohibited.

      CLIENT INFORMATION

            Information about our clients is privileged and must be held in confidence. Any use of privileged information for personal gain by an employee, the family of the employee, or friends is unethical.

            Under no circumstances may any information about the firm's clients be revealed, in the absence of valid legal process, without the knowledge and consent of the client.

      EXAMINATION REPORTS BY REGULATORY AGENCIES

            Examination reports by regulatory agencies are strictly confidential and are not to be communicated to anyone not needing the information or to anyone not officially connected to the firm.

V.    DISHONEST AND FRAUDULENT ACTS, CRIMINAL OFFENSES

            Employees convicted of a criminal offense (felony or misdemeanor) involving either dishonesty or a breach of trust cannot be permitted to continue employment.

            Employees arrested or convicted for other criminal offenses may be suspended or terminated depending on the severity and nature of the crime. This


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      decision will be made by the employee's supervisor with the assistance (if required) of the President or CEO of the firm.


VI.   PERSONAL ACTIVITIES

      USE OF FIRM REPUTATION

            It is improper for an employee to use a corporate title, official stationery or the firm's name for personal non-job related purposes to add weight and authority to personal complaints or controversial matters. This prohibition also applies to involvement in political activities, discussed in more detail in following pages.

      USE OF FIRM SUPPLIES, TELEPHONE SERVICE AND TIME

            Except as provided immediately below, employees may not use firm supplies, computers, or other equipment for personal non-job related purposes. Limited personal use of the firm's telephones, copying machines and computers is permitted subject to the provisions of firm policies.

            Employees should not use work time for conducting personal affairs, although there may be occasional exceptions. If these exceptions involve a significant amount of time or interfere with work schedules, the employee should first receive permission from his or her supervisor.

            Employees or clients may not promote or sell non-firm goods or services on firm time or at firm locations without prior approval of the President or CEO of the firm.

      PERSONAL FINANCES

            To ensure client confidence in the firm, employees should conduct their personal finances so as to avoid criticism of or adverse reflection on the employee or the firm.

      LOANS TO CO-WORKERS

            Employees are discouraged from lending to or borrowing from other staff members. Legitimate sales of property are not considered loans for purposes of this policy.

      BORROWING FROM CLIENTS OR SUPPLIERS

            Employees are not permitted to borrow from clients or suppliers, except those who engage in lending in the usual course of their business and then only on terms offered to others in similar circumstances, without any special treatment as to interest rates, repayment terms, security and similar provisions. Employees are permitted to borrow from such clients or suppliers who are their relatives.


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      LEGAL AND TAX ADVICE

            While our business transactions frequently have legal and tax implications for our clients, employees should not offer legal advice or tax advice to clients. The client should always be encouraged to consult with his or her own attorney or accountant.

      REFERRAL OF CLIENT TO PROFESSIONAL SERVICES

            Employees should not voluntarily offer to recommend an insurance broker, accountant, real estate agent, attorney or other professional advisor to a client without first being specifically requested by the client to do so. The client should always first be advised to consult with the client's own present legal or other professional advisor if he or she has one. If the client has none, then the employee may offer a recommendation, but only if, in every case, several names are given without in any way indicating favoritism.

      SPEECHES AND PUBLICATIONS

            As a general rule, employees should obtain the approval of their immediate supervisor prior to entering into any commitment to present a speech or prepare an article for publication which, as to content, might be construed directly or indirectly as presenting the firm or the firm's position on any matter.

      RELATIONSHIPS WITH COMPETITORS

            Employees are expected to observe the highest standards of ethical conduct in relationships with competitors. It is firm policy to emphasize the quality and competence of our services and employees rather than to criticize those of our competitors.

            For legal and ethical reasons, employees are prohibited from entering into any arrangement with competitors for the purpose of setting or controlling prices, rates, trade practices or marketing policies.

            Employees are prohibited from disclosing to competitors future plans of the firm or other information which has not been disclosed generally to the public.

      ILLEGAL DRUGS AND ALCOHOLIC BEVERAGES

            Possession or use of illegal drugs is not permitted on WHV premises.

            Except for company-authorized occasions, use of alcoholic beverages is not permitted on WHV premises.

            Employees are not permitted to be on WHV premises if they are under the influence of illegal drugs or alcoholic beverages.


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                                                   Wentworth, Hauser and Violich
                                                         POLICIES AND PROCEDURES
                                                                  CODE OF ETHICS

VII.  POLITICAL ACTIVITIES

      FIRM AND EMPLOYEE INVOLVEMENT

            It is the firm's policy to support an awareness and interest in civic and political responsibility and to encourage individual participation in civic and political activities through voluntary action and involvement by its employees.

            However, since election to public office may require commitment of considerable time and involve permanence of location, an employee should not accept candidacies or accept appointment to public office without the prior approval of his or her immediate supervisor and the President or CEO of the firm. Before becoming an appointee or candidate, going on the staff of a candidate, or similar involvement in support of or in opposition to a ballot proposition, an employee should review the requirements of the applicable State's Public Disclosure Laws, if they apply. Contact an attorney if in doubt as to its provisions.

            In all cases, employees seeking elective office or otherwise participating in political activities do so in their individual capacity and not as representatives of the firm. In all such cases, neither the firm's name nor its address should be used in connection with advertisements, campaign materials or the collection of funds.

VIII. VIOLATIONS OF THIS CODE

            It is the policy of the firm that no adverse action will be taken against any person who becomes aware of a violation and reports the violation in good faith. Reports of violations will be held in confidence and disclosed only to those who need to know.

            All persons covered by the Code are required to report to the Chief Compliance Officer (CCO), the President or the Chief Executive Officer any non compliance with applicable laws, rules, and regulations; fraud or illegal acts involving any aspect of the firm's business; intentional or material misstatements in regulatory filings, internal books and records, client records or reports; activity that is harmful to clients; and material deviations from required controls and procedures that safeguard clients and the firm. The President and CEO must also provide reports of these violations to the CCO.

            All communications with the CCO, the President, or the CEO about any violations of the Code should be in person or written and presented or sent in a sealed envelope.

            A violation of the Code may result in any disciplinary action that the firm's board of directors deems appropriate, including but not limited to a warning, disgorgement, suspension, demotion, or termination of employment. In addition to sanctions, violations may result in referral to civil or criminal authorities where appropriate.

                                                   Wentworth, Hauser and Violich
                                                         POLICIES AND PROCEDURES
                                                                  CODE OF ETHICS

                                    APPENDIX

                                       TO

                       WENTWORTH, HAUSER AND VIOLICH, INC.

                       CODE OF ETHICS AND BUSINESS CONDUCT


                               GUIDING PRINCIPLES


These Guiding Principles are intended to provide direction for decision-making and action by everyone involved with the firm. It is our belief that each of the following commitments is equally important.

COMMITMENT TO CLIENT

We are committed to providing excellence in service and education to our clients with the highest degree of confidentiality, integrity, trust, and personal interaction. We strive to promote client satisfaction by offering quality service and products which are innovative and responsive to our clients' current and changing needs. We want our clients to know that they are being well served and cared about as individuals.

COMMITMENT TO EMPLOYEE

The firm is committed to maintaining an environment which encourages employees to grow professionally, to be creative and accepting of individual responsibility, and to achieve the highest possible potential. The firm acknowledges its responsibility to employees to communicate honestly and openly, to state expectations clearly, to evaluate performance fairly and in a timely manner, and to compensate equitably - all within a framework of equal opportunity for all employees.

COMMITMENT OF EMPLOYEE TO FIRM

As employees, we are committed to learn and follow established policies and objectives, conduct ourselves professionally, and enhance the reputation of Wentworth, Hauser and Violich and its subsidiaries in the community. Recognizing the trust and confidence placed in us by our clients and community, we are committed to acting in every situation with the highest ethical standards in order to justify and preserve that confidence.


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                                                   Wentworth, Hauser and Violich
                                                         POLICIES AND PROCEDURES
                                                                  CODE OF ETHICS

COMMITMENT OF EMPLOYEE TO EMPLOYEE

As employees, we are committed to treat one another with integrity, courtesy and mutual respect, to cooperate with one another, to recognize each other's unique skills and abilities, and to help create an atmosphere characterized by open and honest communication within and across all levels of the firm. Such a climate is vital to maintaining individual initiative and the attainment of the firm's goals and objectives.

COMMITMENT TO THE COMMUNITY

Wentworth, Hauser and Violich and its subsidiaries are committed to be good corporate citizens and contributing members of the communities which we serve. We support community organizations and programs at the corporate level and by encouraging our employees to contribute their own time and talents to community organizations and projects of special interest to them. We consider social and environmental responsibilities in the conduct of our own affairs and on the part of those with whom we conduct business.

COMMITMENT TO SHAREHOLDERS

We are committed to enhancing our reputation as a premier provider of investment management services. We will strive to provide our shareholders consistent growth and an attractive rate of return on their investment in the firm, and to provide them with full and timely information. We believe that our success in achieving these goals is directly dependent upon the successful achievement of the preceding five commitments.


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